UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2014

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1330
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2014, Hilltop Holdings Inc. (the “Company”), on behalf of itself and all of its subsidiaries, entered into an employment agreement with James R. Huffines (the “Employment Agreement”), pursuant to which Mr. Huffines will continue to serve as President and Chief Operating Officer of PlainsCapital Corporation, a wholly owned subsidiary of the Company. Mr. Huffines’s previous employment agreement expired on November 30, 2014 in accordance with its terms. The Employment Agreement has a three-year term and provides that Mr. Huffines is entitled to an annual base salary of $690,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), or whomever is delegated such authority by the Board (the “Incentive Bonus”), and (2) any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board. Mr. Huffines is also entitled to reimbursement of employment-related expenses and to participate in the employee benefit programs generally available to employees of the Company.

If the Employment Agreement is terminated (1) by Mr. Huffines, (2) by the Company for “Cause” (as such term is defined in the Employment Agreement), or (3) in the event of Mr. Huffines’s death or disability, Mr. Huffines (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to him at such time under the Employment Agreement or under any compensation or benefit plans, and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination (collectively, the “Accrued Amounts”).

If Mr. Huffines’s employment is terminated by the Company without “Cause” (other than pursuant to a “Change in Control” (as such term is defined in the Employment Agreement)), Mr. Huffines will be entitled to receive the Accrued Amounts and, subject to his execution and delivery to the Company of a release, (1) a lump-sum cash payment equal to the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the Incentive Bonus paid to him in respect of the calendar year immediately preceding the year of the termination, and (2) if Mr. Huffines elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for his COBRA premiums for a period of 12 months following the date of such termination, or until he is otherwise eligible for health coverage under another employer group health plan.

If Mr. Huffines’s employment is terminated without “Cause” within the 12 months immediately following, or the six months immediately preceding, a “Change in Control,” Mr. Huffines will be entitled to receive (1) a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the Incentive Bonus paid to him in respect of the calendar year immediately preceding the year of the termination, and (2) if Mr. Huffines elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for his COBRA premiums for a period of 12 months following the date of such termination, or until he is otherwise eligible for health coverage under another employer group health plan.  Notwithstanding, any amounts payable to Mr. Huffines upon a Change of Control shall not constitute a “parachute payment” and shall be reduced accordingly.

The Employment Agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

Section 9 — Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
Not applicable.
(b)	Pro forma financial information.
Not applicable.
(c)	Shell company transactions.
Not applicable.
(d)	Exhibits.

The following exhibits are filed or furnished, depending on the relative item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K and Instruction B.2 to this form.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated December 4, 2014, by and between Hilltop Holdings Inc. and James R. Huffines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date:	December 9, 2014	By:	/s/ Corey G. Prestidge
		Name:	Corey G. Prestidge
		Title:	General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated December 4, 2014, by and between Hilltop Holdings Inc. and James R. Huffines.